UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BNC BANCORP

(Exact Name of Registrant as Specified in Its Charter)

North Carolina	47-0898685
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

831 Julian Avenue

P.O. Box 1148 (Zip 27361-1148)

Thomasville, North Carolina 27360

(Address of Principal Executive Offices)

BNC BANCORP

OMNIBUS STOCK OWNERSHIP

and

LONG TERM INCENTIVE PLAN

(Full title of the Plan)

W. SWOPE MONTGOMERY, JR., President and Chief Executive Officer

831 Julian Avenue

P.O. Box 1148 (Zip 27361-1148)

Thomasville, North Carolina 27360

(336) 476-9200

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

JEAN C. BROOKS

Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.

Post Office Box 26000

Greensboro, North Carolina 27420

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered[1]	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	346,445[1]	$7.97[2]	$2,490,050[2]	$97.86

(Footnotes on Next Page)

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended, and 17 C.F.R. §230.462.

[1]

Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the BNC Bancorp Omnibus Stock Ownership and Long Term Incentive Plan (the “Omnibus Plan”) as a result of a reclassification, recapitalization, stock dividend, stock split, reverse stock split, amendment to the articles of incorporation of BNC Bancorp, merger or consolidation which makes an adjustment of shares just and appropriate as provided in the Omnibus Plan.

[2]

Solely for purposes of calculating the registration fee in accordance with Rules 457(c) and (h) of Regulation C, the proposed maximum offering price per share has been calculated on a weighted average price per share basis. Of the 346,445 shares being registered, (i) 89,375 shares are subject to options with an exercise price equal to $13.64 per share ($121,906 in the aggregate), (ii) 45,376 shares are subject to options with an exercise price equal to $11.82 per share ($536,344 in the aggregate), (iii) 140,195 shares are subject to options with and exercise price of $8.26 per share ($1,158,010 in the aggregate), (iv) 12,210 shares of restricted stock with a fair market value at the time of grant of $16.52 ($201,709 in the aggregate), and (v) the remaining 59,289 shares which have not been awarded to date are being registered based upon the $7.97 average of the high and low prices of BNC Bancorp’s common stock on December 5, 2008 as reported on the Nasdaq Capital Market ($2,490,050 in the aggregate) on December 5, 2008.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item I. Plan Information.

The document(s) containing information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) and Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) have been or will be sent or given to participants in the 2005 Omnibus Incentive Plan. Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus which meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registration Information and Employee Plan Annual Information.

The required statement is contained in the prospectus to be delivered pursuant to Part I of this Registration Statement as specified by Rule 428(b)(1).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(b)	The Registrant’s Proxy Statement for its 2007 Annual Meeting of Stockholders dated May 15, 2008.

(c)	All reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K referred to in clause (a) above including but not limited to:

(i)	The Registrant’s Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008.

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s Proxy Statement/Offering Circular filed with the Federal Deposit Insurance Corporation October 16, 2002, including any amendment or report filed for the purpose of updating such description.

(e)	All documents subsequently filed by the Registrant and the Omnibus Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s Articles of Incorporation provide that to the fullest extent permitted by the North Carolina Business Corporation Act (the “NCBCA”), no person who serves as a director shall be personally liable to the Registrant or any of its shareholders or otherwise for monetary damages for breach of any duty as director. The Registrant’s Bylaws state that any person who at any time serves or has served as a director or officer of the Registrant, or who, while serving as a director or officer of the Registrant, serves or has served at the request of the Registrant as a director, officer, partner, trustee, employer or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan, shall have a right to be indemnified by the Registrant to the fullest extent permitted by law against liability and expenses arising out of such status or activities in such capacity. Liabilities and expenses are defined in the Bylaws as including expenses of every kind (including legal accounting, expert and investigating fees and expenses, judgments, fines, penalties and amounts paid in settlement which are incurred in defender or connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals (and any inquiry or investigation that could lead to such a proceeding).

Expenses, as described above, may be paid by the Registrant in advance of the final disposition or termination of a proceeding as described above as authorized by the Registrant’s Board of Directors, if the Registrant receives an undertaking, dated, in writing and signed by the person to be indemnified, to repay all such sums unless such person is ultimately determined to be entitled to be indemnified by the Registrant as provided in the Registrant’s Bylaws.

Sections 55-8-50 through 55-8-58 of the NCBCA contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a present or former director against liability if (i) the director conducted himself in good faith, (ii) the director reasonably believed (x) that the director’s conduct in the director’s official capacity with the corporation was in its best interests and (y) in all other cases the director’s conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, the director had no reasonable cause to believe the director’s conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to the director. The above standard of conduct is determined by the board of directors, or a committee or special legal counsel or the shareholders as prescribed in Section 55-8-55.

Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which the director or officer was a party against reasonable expenses when the director or officer is wholly successful in the director’s or officer’s defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the director or officer is adjudged fairly and reasonably so entitled under Section 55-8-54.

In addition, Section 55-8-57 permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

The foregoing is only a general summary of certain aspects of North Carolina law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes, which contain detailed specific provisions regarding the circumstances under which, and the person for whose benefit, indemnification shall or may be made.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds to Exhibit Table in Item 601 of Regulation S-B):

Exhibit No.	Description of Document
(4)	Form of Stock Certificate, incorporated herein by reference to the Form 8-K - Rule 12g-3, filed with the SEC on December 17, 2002.

(5)	Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. as to legality of securities being registered.

(23)(i)	Consent of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. (included in Exhibit 5).

(23)(ii)	Consent of Cherry, Bekaert & Holland, L.L.P.

Item 9.	Undertakings.

1.	Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) For determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

2.	Item 512(b) of Regulation S-K.

(4) For purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Item 512(h) of Regulation S-K.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions discussed in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[Signature page follows.]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Thomasville, state of North Carolina, on the 8th day of December, 2008.

BNC BANCORP
(Registrant)

By:	/s/ W. Swope Montgomery, Jr.
W. Swope Montgomery, Jr., President and
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below hereby makes, constitutes and appoints W. Swope Montgomery, Jr., his true and lawful attorney-in-fact and agent with full power to sign for such person and in such person’s name and capacity indicated below, any and all amendments to this Registration Statement on Form S-8, including any and all post-effective amendments to said registration statement, and generally to do and perform each and every act and thing requisite and necessary to be done, as fully all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ W. Swope Montgomery, Jr.	President, Chief Executive Officer	December 8, 2008
W. Swope Montgomery, Jr.	and Director

/s/ David B. Spencer	Executive Vice President, and	December 8, 2008
David B. Spencer	Chief Financial Officer

/s/ Richard D. Callicutt, II	Executive Vice President,	December 8, 2008
Richard D. Callicutt, II	Chief Operating Officer, and Director

/s/ Lenin J. Peters, M.D.	Director	December 8, 2008
Lenin J. Peters, M.D.

/s/ Thomas R. Smith, CPA	Director	December 8, 2008
Thomas R. Smith, CPA

/s/ Colon E. Starrett	Director	December 8, 2008
Colon E. Starrett

/s/ W. Groome Fulton, Jr.	Director	December 8, 2008
W. Groome Fulton, Jr.

/s/ Larry L. Callahan	Director	December 8, 2008
Larry L. Callahan

/s/ Joseph M. Coltrane, Jr.	Director	December 8, 2008
Joseph M. Coltrane, Jr.

/s/ Robert A. Team	Director	December 8, 2008
Robert A. Team

/s/ D. Vann Williford	Director	December 8, 2008
D. Vann Williford

/s/ Richard F. Wood	Director	December 8, 2008
Richard F. Wood

/s/ Charles T. Hagan, III	Director	December 8, 2008
Charles T. Hagan, III

/s/ Thomas R. Sloan	Director	December 8, 2008
Thomas R. Sloan

/s/ Randall R. Kaplan	Director	December 8, 2008
Randall R. Kaplan

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
(4)	Form of Stock Certificate, incorporated herein by reference to the Form 8-K - Rule 12g-3, filed with the SEC on December 17, 2002.	Incorporated by Reference

5	Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. as to legality of securities being registered.	Filed Herewith

23(i)	Consent of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. (included in Exhibit 5).	Filed Herewith

23(ii)	Consent of Cherry, Bekaert & Holland, L.L.P.	Filed Herewith